EXHIBIT 99.1
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                             UNITED-GUARDIAN REPORTS

                          RECORD THIRD QUARTER RESULTS

     Hauppauge, NY, November 5, 2004 - United-Guardian, Inc. (AMEX:UG) reported today that sales and earnings for the third quarter of 2004, as well as for the first nine months of 2004, all reached record levels. Sales for the quarter were $2,987,383 versus $2,315,417 for the same quarter last year, an increase of 29%, and earnings for the quarter were up 31% from $532,954 in 2003 to $699,096 this year. For the nine-month period sales increased from $8,632,494 last year to $8,977,454 this year, and earnings increased from $1,871,346 to $2,081,260, an increase of 11%.

     Ken Globus, President of United-Guardian, stated "Since our third quarter is typically our slowest quarter due to seasonal slowdowns in European purchases during the summer months, we were very pleased to achieve this record level of sales and earnings.. While some of this increase may be attributable to the timing of orders, we believe that it may also be an indication of increased sales of our core products, including our recently introduced Lubrajel(R) II XD moisturizing gel. We are continuing to work with our marketing partners to develop new products for the personal care industry, which will enable us to continue to steadily increase our sales and earnings over the coming years."

     United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                        Contact: Robert S. Rubinger
                                                 Public Relations
                                                 (631) 273-0900




     NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

                   RESULTS FOR THE NINE AND THREE MONTHS ENDED
                    SEPTEMBER 30, 2004 and SEPTEMBER 30, 2003

                                                              9 Months Ended                     3 Months Ended
                                                               September 30,                       September 30,
                                                         2004              2003              2004               2003
                                                       ---------         ---------         ---------          ---------
Revenue                                              $ 8,977,454       $ 8,632,494       $ 2,987,383        $ 2,315,417
Costs and expenses                                     5,899,444         5,847,914         1,953,142          1,531,590
                                                       ---------         ---------         ---------          ---------
       Income from operations                          3,078,010         2,784,580         1,034,241            783,827

Other income                                             160,250           118,766            53,855             39,127
                                                       ---------         ---------         ---------          ---------
         Income before income taxes                    3,238,260         2,903,346         1,088,096            822,954

Provision for income taxes                             1,157,000         1,032,000           389,000            290,000
                                                       ---------         ---------         ---------          ---------
       Net income                                    $ 2,081,260       $ 1,871,346        $  699,096        $   532,954
                                                       =========         =========         =========          =========
Earnings per share (Basic and Diluted)               $      0.42       $      0.38        $     0.14        $      0.11
                                                       =========         =========         =========          =========